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FOR IMMEDIATE RELEASE

             GLOBAL TELESYSTEMS CLOSES SALE OF GOLDEN TELECOM SHARES

         Purchasers acquire option to purchase GTS's remaining interest


LONDON - 14 MAY 2001 - Global TeleSystems, Inc. ("GTS") (NYSE: GTS; Easdaq:
GTSG; Frankfurt: GTS) today announced that it has closed, through a subsidiary, the sale of most of the equity it owns in Golden Telecom, Inc. ("Golden Telecom") (NASDAQ: GLDN) for $125 million. Seventy million dollars was received in cash at closing, with the remaining $55 million to be paid at the end of this month. The purchasers include Alfa Telecom Limited ("Alfa"), an affiliate of Alfa Bank, which is one of Russia's largest private banks; and two current investors in Golden Telecom: Capital International Global Emerging Markets Private Equity Fund, L.P. ("Capital"); and a group of funds advised by Baring Vostock Capital Partners ("BVCP"). Golden Telecom provides a broad range of telecommunication services to businesses, telecommunication providers and consumers across Russia and in the Commonwealth of Independent States.

After this sale, GTS owns approximately 11.6% of Golden Telecom's shares; Alfa owns approximately 43.6% of Golden Telecom's shares; the BVCP advisory funds owns approximately 7.6% of Golden's shares; and Capital owns approximately 8.8% of Golden's shares. The purchasers also have acquired an option, exercisable over the next 60 days, to purchase from GTS up to an additional $25 million of Golden Telecom shares at a price of $11.00 per share, and, if certain conditions are met, the option to purchase GTS's remaining interest in Golden Telecom over the next twelve months for the greater of $11.00 price per share or a 20% premium to the average closing share price for the 60-day period preceding the purchase date.

The sale of GTS's interest in Golden Telecom is part of an overall restructuring of GTS that was announced on 13 November 2000, which includes the sale of non-strategic assets. The objective of the restructuring is for GTS to emerge as a well-financed, 100% data-focused company, operating under the "Ebone" brand. Ebone is the leading European provider of broadband optical and IP services to carriers, service providers and European enterprises.

GTS will be hosting analyst conferences in New York on Tuesday, 22 May 2001 and in London on Wednesday, 30 May 2001. At the conference, GTS management will provide details on the status of the company's restructuring program and the strategy and positioning for Ebone. For further information concerning the conference please contact investor.relations@gts.com or the investor contacts listed below.

ABOUT GTS (www.gts.com)
GTS is the parent company of Ebone, the original and most experienced data-only broadband optical and IP networking company in Europe. Its fibre network extends more than 21,000 kilometers, reaching virtually all major European cities. The Ebone network is Europe's leading broadband IP network, serving 25% of all Internet users and the first IP network to operate at 10 Gbps. The network will be directly connected to North America via Ebone's own trans-Atlantic fibre pair, which will be initially provisioned with 80 Gbps of capacity and is expected to be operational in the first half of 2001.

With operations in North America and in 50 European cities, Ebone delivers tailored networking services to telecommunication carriers, Internet service providers, Internet-centric and multinational corporations. Ebone serves over 150 of the leading telecommunication and data customers in Europe and the North America. The company is the original independent pan-European broadband network service provider, making Ebone Europe's most experienced broadband provider.

                                   -- more --

ABOUT ALFA GROUP (www.alfa-bank.com, www.alfabank.ru)
Alfa Group Consortium is a major, privately-owned Russian financial and industrial group with interests ranging from oil and insurance to real estate and supermarkets. Alfa Bank is one of its core holdings and the largest privately owned bank in Russia with branches across nine time zones in Russia, Ukraine, and Kazakstan, as
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GTS sells interest in Golden Telecom
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well as subsidiaries in London and Amsterdam. Alfa Bank is active in commercial and investment banking, asset management and insurance as of December 2000 had total assets of approximately $1.5 billion and capital of more than $150 million. Since its founding in 1990 Alfa Bank has successfully invested in over 30 companies. Alfa Bank CEO Alex Knaster is a former President and CEO of Credit Suisse First Boston, Moscow, and a Harvard MBA.

ABOUT BARING VOSTOK CAPITAL PARTNERS (www.bvcp.ru) AND BARING PRIVATE EQUITY PARTNERS (WWW.BPEP.COM)
Baring Vostok Capital Partners is a private equity firm with offices in Moscow and Kiev. Currently, Baring Vostok manages 3 investment funds with total capital in excess of 300 million USD. Baring Vostok is a subsidiary of Baring Private Equity Partners ("BPEP") a global private equity firm with approximately 2.0 billion USD of funds under management and 21 offices in 17 countries worldwide. BPEP is a business unit of ING Asset Management. ING Group is a global financial institution that is active in the field of banking insurance and asset management in more than 60 countries with over 100,000 employees.

ABOUT CAPITAL INTERNATIONAL GLOBAL EMERGING MARKETS PRIVATE EQUITY FUND, L.P. (www.capgroup.com)
Capital International Global Emerging Markets Private Equity Fund, L.P. is a 600 million USD private equity fund managed by Capital International, Inc. ("CII"). CII, a subsidiary of The Capital Group Companies Inc., is one of the largest and most experienced emerging markets investment managers in the world with over 23 billion USD of emerging markets assets under management.

ABOUT GOLDEN TELECOM (www.goldentelecom.ru)
Golden Telecom, Inc., NASDAQ "GLDN" is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States
(CIS). The company offers competitive local exchange carrier services using its overlay network in Moscow, Kiev and Saint Petersburg; data and long-distance services using a fiber optic and satellite-based network - including more than 135 combined access points in Russia and other countries of the CIS; dedicated and dial-up Internet access to businesses and consumers; Internet content through numerous web brands powered by its Russia-On-Line portal; and mobile services.

GTS AND EBONE CONTACTS
INVESTORS
Jim Shields, Vice President Investor Relations and Corporate Treasurer
Tel: +44 (0) 207 769 8264; fax: +44 (0) 207 769 8068;
e-mail: jim.shields@gts.com

Patti Kelly, Senior Manager, Investor Relations
Tel: +1 703 258 3470; fax: +1 703 258 3402; e-mail: patti.kelly@gts.com

MEDIA
Glenn Manoff, Vice President, Communications
Tel: +44 (0) 207 769 8290; fax +44 (0) 207 769 8084; email: glenn.manoff@gts.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Although GTS believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by GTS or any other person that the objectives and plans of GTS, as applicable, will be achieved.

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